Exhibit 99.1

Company Contact: E-Z-EM, Inc. Tom Johnson, x3317 (800) 544-4624 www.ezem.com	Investor Relations Contacts: Lippert/Heilshorn & Associates, Inc. Kim Sutton Golodetz (kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (bvoss@lhai.com) (310) 691-7100 www.lhai.com

FOR IMMEDIATE RELEASE

E-Z-EM NAMES PAUL S. ECHENBERG CHAIRMAN; HOWARD S.
STERN CHAIRMAN EMERITUS

LAKE SUCCESS, N.Y., (January 3, 2005) - E-Z-EM, Inc. (Amex: EZM) E-Z-EM today announced that Paul S. Echenberg has been named Chairman of the Board, replacing Howard S. Stern. Mr. Stern has been named Chairman Emeritus, and will also remain a member of the board. The appointments are effective as of January 1, 2005 and continue the previously announced program to enhance the board’s independence as well as to bring in new expertise and perspective to E-Z-EM.

Mr. Stern, 73, co-founded E-Z-EM with the late Dr. Philip Meyers in 1962. He is a true pioneer in the field of gastrointestinal imaging. Under his leadership, E-Z-EM has become a leading medical diagnostic imaging company with dominant market share in most of its product lines. In addition, throughout his career, Mr. Stern has helped guide and support the growth of the gastrointestinal imaging field with his advocacy for improved colorectal cancer detection through better diagnostic techniques. He has been instrumental in developing many advanced visualization technologies, and has been a strong advocate of improved patient screening for GI diseases. In recognition of his work, in 2001 he was honored with a special award by the Society of Gastrointestinal Radiologists “in appreciation for his generous support and dedication to the educational mission of the Society.”

During Mr. Stern’s tenure at E-Z-EM, he co-founded both Surgical Dynamics and AngioDynamics, each of which resulted in significant enhancements to E-Z-EM shareholder value. Surgical Dynamics was sold to U.S. Surgical for a profit in 1996, and AngioDynamics was spun off to E-Z-EM shareholders in October of 2004.

Commenting on Mr. Stern’s new role at E-Z-EM, Anthony A. Lombardo, President and CEO said, “Howard is a unique spirit that continues to support improvements in patient care and colon cancer screening. We are very fortunate to have his continued assistance and wisdom in shaping the company’s future as a member of the board of directors, and in having his personal experiences and contacts on which to call as we move the company forward.”

Mr. Echenberg, 60, has been a director of E-Z-EM since 1987, during which time he has been actively involved in the company’s development. He has served as Chairman of the Board of E-Z-EM Canada Inc. since 1994, and was Chairman of the Board of Surgical Dynamics and was instrumental in its sale to U.S. Surgical. He was also elected as Chairman of the Board of AngioDynamics, Inc. in February 2004. Prior to his association with E-Z-EM, he was President and CEO of Twinpak, Inc. from 1970 to 1989. More recently, Mr. Echenberg has been the President and CEO and a director of Schroders & Associates Canada Inc., an investment advisory firm, and a director of Schroders Ventures Ltd since 1997. He also founded and continues to run Eckvest Equity Inc., a personal investment and consulting services firm, since 1989. Mr. Echenberg holds a B.Sc. from McGill University and an M.B.A from Harvard Business School.

Mr. Stern stated, “In addition to his expansive business experience, Paul has great working knowledge of the company and its mission. I am pleased that Paul will be assuming this new role, and am confident the company will be well served under his leadership as Chairman. It gives me great pleasure to be able to work with him to help direct the company’s future.”

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company has developed the only CT injector on the market that can help detect contrast extravasation, the EmpowerCT(R) with patented EDA(TM) technology; it also offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects”, “intends”, “anticipates”, “plans”, “believes”, “seeks”, “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, competition, including alternative procedures which continue to replace traditional fluoroscopic procedures, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended August 28, 2004, as well as its Annual Report on Form 10-K for the year ended May 29, 2004, may affect the actual results achieved by E-Z-EM.

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